REAL ESTATE PURCHASE AND SALE AGREEMENT















                                    MAGELLAN HEALTH
                           SERVICES, INC., a Delaware corporation,
         Seller: and its wholly owned subsidiaries listed on Exhibit A attached hereto


         Purchaser:                 CRESCENT REAL ESTATE
                           EQUITIES LIMITED PARTNERSHIP, a
                           Delaware limited partnership









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                                TABLE OF CONTENTS


                                                                    Page





1.              Purchase and Sale of the Facilities                    2

2.              Consideration                                          2

3.              Documents to be Provided by the Seller                 3

4.              Access to Facilities, Records and Personnel            6

5.              Title                                                  7

6.              Representations and Warranties                         9

7.              Covenants                                             16

8.              Conditions                                            20

9.              Damage, Destruction and Condemnation                  24

10.             Closing                                               24

11.             Indemnifications                                      28

12.             Remedies                                              29

13.             Brokers                                               30

14.             Changes in the Portfolio                              31

15.             Miscellaneous                                         33



Exhibits



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A -- List of Subsidiaries Selling Facilities
B -- Facility Descriptions and Names of Subsidiaries Owning Each Facility C -- Form of Master Lease Agreement
D -- Schedule of  Industrial  Revenue  Bonds and Encumbered  Facilities
E -- List of Tenants  under Leases at Each  Facility
F -- Insurance  Information
G -- Form of Subordination  Agreement
H -- Form of Assignment of Leases
I -- Form of Blanket Bill of Sale




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Schedules


Schedule 1.1


Schedule 2.1 (to be attached after execution and not later than 30 days prior to
              Closing)


Schedule 6.1(b)


Schedule 6.1(d)


Schedule 6.1(f)


Schedule 6.1(g)


Schedule 6.1(j)


Schedule 6.1(p)


Schedule 6.1(r)


Schedule 6.1(w)










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                     REAL ESTATE PURCHASE AND SALE AGREEMENT



                  This REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of January 29, 1997, by and between MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Magellan" or the "Seller"), and CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Purchaser").


                                R E C I T A L S:


         A. In connection with the transactions contemplated by this Agreement, Magellan and the Purchaser have entered into (i) that certain Contribution Agreement of even date herewith (the "OpCo Contribution Agreement") and (ii) that certain Warrant Purchase Agreement of even date herewith (the "Warrant Purchase Agreement"). Magellan and the Purchaser have also agreed that, following the execution and pursuant to the terms of the foregoing agreements, they will cause certain other agreements to be executed, including, without limitation, that certain Operating Agreement of Charter Behavioral Health Systems, LLC ("OpCo"), between Magellan and a designee of the Purchaser (the "Operating Agreement"), that certain Master Franchise Agreement between Magellan and OpCo (the "Master Franchise Agreement") and certain additional Franchise Agreements between Magellan and certain subsidiaries of OpCo (the "Subsidiary Franchise Agreements, and collectively with the Master Franchise Agreement, the "Franchise Agreement"), that certain Master Lease Agreement between the Purchaser and OpCo (the "Facilities Lease"), and that certain Subordination Agreement by and among Magellan, the Purchaser and OpCo (the "Subordination Agreement") (this Agreement, the OpCo Contribution Agreement, the Warrant Purchase Agreement, the Operating Agreement, the Franchise Agreement, the Facilities Lease and the Subordination Agreement are referred to collectively as the "Transaction Documents," and all of the transactions contemplated thereby are referred to collectively as the "Transactions").


         B. The wholly owned (directly or indirectly) subsidiary corporations or limited liability companies listed on Exhibit A attached hereto (each, individually, a "Subco" and, collectively, the "Subcos") are the owners of the real property and improvements thereon described on Exhibit B attached hereto (each individually, a "Facility" and collectively, the "Facilities").


         C. The Purchaser desires to acquire the Facilities, and Magellan, as the sole shareholder of the sole shareholder of the Subcos, desires to cause the Subcos to sell the Facilities to the Purchaser, all upon the terms and conditions hereinafter set forth.



                                      - v -

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     D. Immediately after the Purchaser  acquires the Facilities,  and as one of the Transactions, the Purchaser intends to lease the Facilities to OpCo pursuant to the Facilities Lease, the form of which is attached hereto as Exhibit C.


         NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:


1.       Purchase and Sale of the Facilities.


1.1 Real and Personal Property Included. Upon the terms and conditions hereinafter set forth, Magellan agrees to cause each Subco to sell and convey to the Purchaser the Facility listed beside such Subco's name on Exhibit B, and the Purchaser agrees to purchase or cause to be purchased by a permitted designee or assignee of the Purchaser from the Subcos, the Facilities. As used herein, the term "Facilities" shall mean, collectively, the following: (a) (i) those certain parcels of real property described in Exhibit B, and any and all improvements thereon (whether now or hereafter constructed), and all fixtures attached thereto, (ii) all right, title and interest of Magellan and the Subcos to any mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to said properties, (iii) all appurtenances, and other property interests belonging or appurtenant to said properties, and (iv) all right, title and interest of Magellan and the Subcos in and to any streets and ways, public and private, serving said properties (collectively, the "Real Property"); together with (b) all furniture, fixtures and equipment owned by Magellan or the Subcos and located at or used in connection with the operation of the Real Property as acute care psychiatric hospitals, site plans, surveys, plans and specifications, and floor plans which relate to the Real Property, all right, title and interest of Magellan and the Subcos in all transferable warranties, guaranties, bonds and development rights related to any of the foregoing, and, subject to applicable law and regulations, all transferable licenses, permits, authorizations, approvals, certificates of occupancy and other consents and regulatory approvals necessary for the current ownership, occupancy, construction (if any is on-going) and leasing of the Real Property; and together with (c) all furniture, fixtures and equipment and certain other assets generally described on Schedule 1.1 attached hereto and owned by the entities listed on Schedule 1.1 (collectively, the "Personal Property").


2.       Consideration.


2.1 Purchase Price. The total purchase price to be paid for the Facilities and the warrants to be issued pursuant to the Warrant Purchase Agreement (the "Warrants") shall be Three Hundred Ninety-Five Million and No/100 Dollars ($395,000,000), which shall be payable in accordance with this Section 2. Notwithstanding the foregoing, if the Purchaser assumes at Closing any or all of the Industrial Revenue Bonds as hereinafter described,

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         the purchase  price set forth in the first sentence of this Section 2.1 shall be reduced by the outstanding principal amount and any accrued and unpaid interest and other accrued and outstanding costs and fees of such assumed Industrial Revenue Bonds, excluding assumption fees and other costs relating to the assumption of such assumed Industrial Revenue Bonds that the Purchaser is required to pay pursuant to Section
         10.4. The term "Purchase Price," as used in this Agreement, shall mean the purchase price set forth in the first sentence of this Section 2.1, as adjusted pursuant to the second sentence of this Section 2.1. The Seller and the Purchaser agree that they shall use commercially reasonable best efforts to agree, not later than thirty (30) days prior to Closing, upon an allocation of the total purchase price set forth in the first sentence of this Section 2.1 among (a) the Warrants and (b) the Facilities, and the portion allocated to the Facilities shall be further allocated among (i) the land comprising a part of the Real Property, (ii) the land improvements (other than buildings) comprising a part of the Real Property (such as tennis courts, parking lots and swimming pools), (iii) the buildings comprising a part of the Real Property, and (iv) the Personal Property. Such agreed upon allocations shall be attached to this Agreement as Schedule 2.1. The Seller shall initially propose an allocation to the Purchaser, and the portion of the total purchase price allocated by the Seller to the Personal Property shall be supported by an independent appraisal obtained by the Seller and the Purchaser, the cost of which shall be shared equally.


2.2 Allocation Among Facilities. The portion of the purchase price allocable to the Facilities set forth in the first sentence of Section
         2.1 shall generally be allocated among the Facilities on a pro rata basis based on the relative net cash flow from operations of each Facility (excluding capital expenditures and proceeds from borrowings and taking into account any other factors mutually agreed upon by the parties) for the 1995 and 1996 full fiscal years, which allocations shall be agreed upon by the parties not later than thirty (30) days prior to Closing. The cash portion of such purchase price allocable to any Facility encumbered by an Industrial Revenue Bond assumed by the Purchaser shall be reduced by the outstanding principal amount and any accrued and unpaid interest and other accrued and outstanding costs and fees of such assumed Industrial Revenue Bond, excluding assumption fees and other costs relating to the assumption of such assumed Industrial Revenue Bond that the Purchaser is required to pay pursuant to Section 10.4.


2.3 Payment. At the Closing, the Purchaser shall pay or cause to be paid to or at the direction of the Subcos, through a closing escrow established with the Title Company (as defined in Section 8.1(b)), the Purchase Price, as adjusted to reflect the closing adjustments and prorations provided for in this Agreement, which adjusted balance shall be payable by bank wire transfer pursuant to instructions given by the Seller to the Title Company not later than two (2) business days prior to Closing.


2.4 Independent Contract Consideration. Within three (3) business days after the execution of this Agreement by both parties hereto, the Purchaser will deliver to Magellan the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract

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         Consideration")  which amount has been  bargained  for and agreed to as consideration for Magellan's  execution and delivery of this Agreement.
         The  Independent   Contract   Consideration   is  in  addition  to  and
         independent of all other consideration provided in this Agreement, and is nonrefundable in all events.


3. Documents to be Provided by the Seller. As soon as reasonably practicable but in any event within thirty (30) days after the date hereof (except as otherwise provided in this Section 3 to the contrary, including Sections 3.12 and 3.17), Magellan shall deliver to, cause to be delivered to, or make available for review and inspection by the Purchaser at Magellan's offices in Atlanta, Georgia, or Macon, Georgia, originals or true, complete and accurate copies of all of the following items which affect or relate to any of the Facilities ("Seller's Deliveries"), to the extent such items currently exist and are in Magellan's or any of the Subco's possession or are readily obtainable without material cost from third parties:


3.1 Tax Statements. The most recent real estate and personal property tax bills for each of the Facilities, together with copies of all tax assessment notices for the year immediately preceding the date hereof and evidence of payment of all taxes currently due or past due.


3.2 Insurance Policies. All existing liability, property, rental value and other insurance policies pertaining to the Facilities, and paid receipts therefor.


3.3 Warranties. All material unexpired warranties and guaranties covering the Personal Property and the roofs, elevators, heating and air conditioning systems and any other components of the Real Property and a list and description of any material third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Facilities.


3.4 Leases. All leases or occupancy agreements of any portion of the Facilities (collectively, the "Leases," and any such Lease with annual rent payable thereunder in excess of $100,000 being hereinafter referred to as a "Material Lease"), together with copies of all occupancy inspection reports, rental deposit agreements, lease guaranties, estoppels and subordination, nondisturbance and attornment agreements relating to the Material Leases, and all amendments and correspondence with respect to the Material Leases.


3.5 Rent Roll. A current "Rent Roll" (herein so called), certified by Magellan and containing (i) a complete list and description of the Material Leases at each Facility, (ii) rental rate and deposits paid by each tenant under each Material Lease, (iii) the term of each Material Lease, and (iv) notations indicating whether, to the Seller's knowledge, the tenant under any such Material Lease is in default.


 3.6 Industrial Revenue Bonds. All documents evidencing, securing or otherwise relating to the Industrial Revenue Bonds.

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3.7      Plans,   Specifications   and   Reports.   The   most   recent   plans,
         specifications, drawings, surveys, title insurance policies or reports, and engineering, inspection and structural reports relating to the Facilities (including any current elevator inspections and any reports or audits with respect to compliance of the Facilities with the Americans with Disabilities Act (the "ADA")), and all soil reports and environmental reports and audits relating to the Facilities prepared within the last ten (10) years, that were prepared by or for the Seller or are in the Seller's possession or are reasonably obtainable by the Seller from third parties who prepared such reports, together with any plan in existence for compliance with ADA and similar state or local laws or any Environmental Laws (as defined below).


3.8      Development   Conditions.   Copies   of  all   unrecorded   land   use
         restrictions, proffers and other conditions limiting development of any of the Facilities, if any.


3.9 Permits. All licenses, permits, certificates of occupancy, authorizations, consents, unrecorded easements and unrecorded rights of way, and other approvals or instruments required in connection with any current construction, occupancy, ownership or leasing of the Facilities (the "Permits"), and all currently pending applications or requests submitted in connection therewith.


3.10 JCAHO Accreditation. The most recent survey reports on each of the Facilities by the Joint Commission on the Accreditation of Healthcare Organizations (the "JCAHO").

3.11     Personal  Property  Inventory.  A  complete,   itemized  and  detailed
         inventory of the Personal Property.


3.12 Operating Reports. Monthly (from October 1996 until the latest available month end prior to Closing) unaudited statements of operation relating to the operations of the Facilities prepared in the ordinary course of business (the "Operating Reports"), which shall be delivered to the Purchaser as soon as practical after such reports are prepared, and the Seller's 1997 budgets for each of the Facilities prepared in the ordinary course of business.


3.13 Capital Expenditures Information. A detailed list of all material capitalized expenditures made at each of the Facilities since October 1, 1993. For purposes hereof, a material capitalized expenditure shall mean any single capitalized expenditure in excess of $100,000.


3.14 Financial Statements. Magellan's audited financial statements for the fiscal year ended September 30, 1996 (the "1996 Financials").

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3.15     Disputes.  Summaries of any and all material outstanding litigation and material outstanding or asserted written claims by any third party which concern or otherwise affect the Facilities or the business operated therein received by the Seller during its ownership of the Facilities, together with copies of any and all written notices of potential material litigation, written notices from any governmental or quasi-governmental body alleging a failure to comply with applicable Laws (as hereinafter defined in Section 6.1(g)), audit response letters prepared during the last five (5) years, and any internal lists of claims or anticipated material litigation related to the Facilities prepared by or on behalf of the Seller. For purposes of this Section, "material" shall mean those claims and litigations involving amounts or alleged liabilities in excess of $1,000,000.


3.16 Philadelphia Facility. All construction contracts, architects' agreements, engineering reports, building permits, plans, specifications, and other material agreements, information and materials relating to the construction of the planned improvements currently underway at the Facility located in Philadelphia, Pennsylvania (the "Philadelphia Facility").


3.17 Other. Such other documents and materials as are reasonably requested by the Purchaser (which documents and materials shall be delivered to the Purchaser as soon as practical following such request), except for
         (i) patient medical records, (ii) medical and professional staff records that are either privileged or protected from discovery by a state law relating to confidentiality of peer review activities, and
         (iii) all other records relating to the provision of health care services that are made privileged, confidential or protected from discovery under applicable state law.


4. Access to Facilities, Records, and Personnel. The Purchaser shall have the right, at its sole option, to undertake, at its cost and expense except as otherwise provided in Section 10.4(a), a review and examination of all aspects of the Facilities, including without limitation: (a) the physical condition and state of repair of the Facilities; (b) the existence, now or at any time in the past, of any Hazardous Substances (as defined below) at or in the Facilities, and the extent of compliance of the Facilities with all applicable Environmental Laws (as defined below); (c) the terms and conditions of all Contracts, agreements, warranties, Leases and other materials relating to the condition, occupancy, operation, management or use of the Facilities; (d) books and records relating to the operation of the Facilities, and (e) such other matters relating to the Facilities as the Purchaser deems appropriate. Upon reasonable advance notice from the Purchaser, the Seller shall make all of its books and records pertaining to the Facilities available during normal business hours
         for  review   and/or  audit  by  the  Purchaser  and  its  agents  and
         consultants,   including,   without  limitation,   correspondence  and
         communications with regulatory authorities, and shall promptly furnish
         to  the  Purchaser  all  information   pertaining  to  the  Facilities
         reasonably requested by the Purchaser or its representatives. In addition, the Purchaser and its agents and consultants shall have the right to enter upon
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         the  Facilities  to conduct  such review,  inspections  and tests as it deems appropriate (including taking soil samples), provided that the Purchaser (i) shall exercise reasonable efforts to coordinate such review, inspections and tests with Magellan and to minimize disruption to Magellan's operations, (ii) shall repair any damage that may be caused by such inspections and tests, (iii) shall not interfere with the delivery of patient care, and (iv) shall not review any documents described in the exceptions clause of Section 3.17. Notwithstanding anything in this Agreement to the contrary, (x) the Purchaser will not do, cause or direct to be done any subsurface testing or boring, or any testing of subsurface water, or any coring, boring or other intrusive testing, or any other inspection of or entry upon any of the Facilities, without giving Magellan at least two (2) business days'
         prior   notice   thereof  and  an   opportunity   to  have   Magellan's
         representative be present to accompany and observe all such inspections and entries; (y) the Purchaser will not enter, or cause or direct any entry, upon any premises which are leased to a tenant without giving Magellan at least two (2) business days' prior notice thereof and an opportunity to have Magellan's representative be present to accompany and observe all such inspections and entries, and in carrying out any such entry the Purchaser will use its commercially reasonable best efforts to minimize interference with the business of any such tenant; and (z) the Purchaser hereby indemnifies the Seller, and agrees to defend and hold the Seller harmless, from and against any and all claims, losses, damages and liabilities that may be asserted against or incurred by the Seller for or in connection with any injuries or damage to any persons or property which directly or indirectly are caused by or result from any entry, inspection, testing or other action done or caused or directed to be done by the Purchaser or its representatives or contractors. The Purchaser agrees to cause all parties entering any
         Facility  at  the  Purchaser's   instance  to  maintain  customary  and
         appropriate insurance to cover all risks of the types described in clause (z) above, and, upon the Seller's request, to deliver to the Seller evidence establishing to the Seller's reasonable satisfaction that adequate and appropriate insurance to cover risks of the types
         described   in  the   preceding   clause   (z)  is  being   maintained.
         Notwithstanding anything in this Agreement to the contrary, the Purchaser's obligation to repair such damage and the Purchaser's indemnity of the Seller in this Section 4 shall survive any termination of this Agreement. The Purchaser also shall have the right to
         communicate   with   governmental   officials   and  other   regulatory
         authorities having jurisdiction over the Facilities with respect to issues arising out of the ownership, use, leasing, and condition of the Facilities, and with all architects and contractors who have provided services for the benefit of the Facilities, provided, however, that the Purchaser shall not have the right to communicate with governmental officials and other regulatory authorities having jurisdiction over the business operations at the Facilities with regard to regulatory issues
         arising  out  of  the  operation  of  the   Facilities  as  acute  care
         psychiatric hospitals (or such other business operations for which any of the Facilities is currently used) without the prior written consent of Magellan, which consent may be granted or withheld in Magellan's sole and absolute discretion. Magellan agrees to provide the Purchaser with access to its regulatory legal counsel and shall instruct such counsel to cooperate with the Purchaser in answering the Purchaser's questions regarding compliance of the Facilities and business

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         operations   conducted   therein  with  applicable  Laws,   subject  to
         attorney-client privilege. Notwithstanding anything in this Agreement to the contrary, (A) the Seller's representations and warranties made in this Agreement shall not be limited or otherwise affected by any review or investigation of the Facilities made by the Purchaser, and
         (B) nothing herein contained shall be deemed to provide the Purchaser with the right to terminate this Agreement as a result of any such review, inspections or tests, and the Purchaser's satisfaction with the results of such review, inspections and tests shall not be a condition precedent to Closing.


5.       Title.


5.1 Condition of Title. Purchaser shall determine that title to the Facilities is good and marketable of record and in fact. Title shall be conveyed in fee simple, by the form of Warranty Deed customary in each of the jurisdictions in which the Facilities are located, as reasonably determined by the Title Company (as defined in Section 8) or the mutual agreement of the parties, with limited or special warranty of title unless  such  form  of  warranty  is  not  customary  in  the  relevant jurisdiction(s) or adversely affects the insurability of title (collectively, the "Deeds"), with customary covenants, free and clear of any and all liens, tenancies, restrictions, easements, options, unrecorded agreements, encroachments, or other encumbrances of any kind whatsoever, except for the following (the "Permitted Exceptions"): (i) those matters approved or deemed approved by the Purchaser pursuant to
         Section 5.2; (ii) liens securing the Industrial Revenue Bonds that the Purchaser assumes at Closing, (iii) liens for ad valorem taxes and general or special assessments not yet due and payable as of the Closing Date (as defined below), (iv) building and zoning restrictions applicable to the Facilities, and (v) other exceptions which in the reasonable judgment of the Purchaser do not impair in any material respect the use or enjoyment of the Facilities as currently operated or as proposed to be operated under the Transaction Documents.


5.2 Title Objections. The Purchaser shall promptly after the date hereof order a title commitment for and survey of each of the Facilities. The Seller shall be obligated to pay the costs of title examinations, title insurance and surveys, and, notwithstanding anything to the contrary in this Agreement, such obligation shall survive any termination of this Agreement. Within fifteen (15) business days after the Purchaser has received all of the title commitments and surveys, the Purchaser shall notify Magellan in writing of any matters listed in the title commitments or depicted (or not depicted) on the surveys (including, without limitation, flood plains) of which the Purchaser disapproves except for the Permitted Exceptions (the "Objections"), provided, however, that in no event shall the Purchaser have the right to disapprove or object to any flood plain matter with respect to any Facility unless (i) an ordinance, law, rule or regulation applicable to said Facility provides that such Facility may not be rebuilt following a casualty because such Facility is located in a flood plain, or (ii) the Purchaser reasonably determines that the uninsured cost to rebuild would be unduly burdensome or the flood risk cannot be insured at reasonable rates. If the Purchaser so notifies Magellan of any Objections, then, within a reasonable period of time after such notice, the Seller shall take all action necessary to eliminate or cure such Objections or to make arrangements, satisfactory to the Purchaser, to have such Objections eliminated or cured prior to the Closing. If the Seller is unable or unwilling to eliminate or cure all such Objections, or to make satisfactory arrangements to have same eliminated or cured prior to the Closing to the Purchaser's satisfaction, and the Purchaser does not waive the Seller's failure to eliminate or cure such Objections as provided in Section 8.1, then the Purchaser shall have the right, at its sole option, to terminate this Agreement by giving written notice of such election to Magellan. Upon the giving of any such termination notice, this Agreement shall terminate, and all rights, obligations and liabilities of the parties hereunder shall be released and discharged. If the Purchaser fails to object to any matter within such fifteen (15) business day period or thereafter waives it Objections, such matters shall be deemed approved and shall constitute Permitted Exceptions hereunder. Without limiting the generality of the foregoing, the Seller shall have the absolute obligation, whether or not the Purchaser objects, to cure or remove of record or, with the Purchaser's consent, obtain affirmative coverage over the following matters at or before the Closing: (a) all mortgages or deeds of trust affecting the Facilities, except those securing the Industrial Revenue Bonds that the Purchaser assumes at Closing; (b) all past due ad valorem taxes and assessments of any kind constituting a lien against the Facilities; (c) all mechanic's, materialmen's and similar liens; and (d) all judgments constituting a lien against the Facilities. Notwithstanding the foregoing to the contrary, the Purchaser shall use its commercially reasonable bests efforts to deliver Objections to the Seller on a Facility by Facility basis within fifteen (15) business days following the Purchaser's receipt of a title commitment and survey for each Facility.


5.3 Option to Assume IRBs. The parties acknowledge that some of the Facilities are encumbered by liens securing certain Industrial Revenue Bonds (the "Industrial Revenue Bonds"). A schedule listing the outstanding principal and accrued interest amounts of the Industrial Revenue Bond or Bonds associated with each Facility is attached hereto as Exhibit D. The Purchaser shall have the option to assume any or all of such Industrial Revenue Bonds if such assumption is permissible under the documents governing the terms of any such Industrial Revenue Bond proposed to be assumed and such assumption can be made without adversely affecting the tax-exempt status of the Industrial Revenue Bond to be assumed, provided that the Seller is completely released from all liability thereunder and any letters of credit posted by the Seller as additional security for repayment thereof are released and returned on behalf of Magellan. Any Industrial Revenue Bonds that the Purchaser does not assume at Closing shall be paid off or defeased by Magellan at Closing, the Facilities encumbered thereby shall be conveyed free and clear of all liens securing same, and Magellan shall be solely responsible for all prepayment penalties and other costs associated with such repayment or defeasance. The Purchaser shall notify Magellan in writing by March 5, 1997, as to which Industrial Revenue Bonds, if any, it wishes to assume. Failure by the Purchaser to so notify

         Magellan by such date shall be deemed to be an election by the Purchaser not to assume any of the Industrial Revenue Bonds.


6.       Representations and Warranties.


6.1 Seller's Representations and Warranties. In order to induce the Purchaser to execute this Agreement and the other Transaction Documents and to proceed to Closing, Magellan hereby makes the following representations and warranties to the Purchaser, all of which are true as of the date hereof:


(a) Organization and Enforceability. Magellan is, and each Subco is, a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and in any other jurisdiction where the nature of its business or ownership of its properties would require such qualification. Magellan and each Subco possess all requisite power and authority to own and operate their respective properties and to carry on their respective businesses as now conducted, to enter into and perform this Agreement and the other Transaction Documents, and to carry out the Transactions. This Agreement and the other Transaction Documents, and all instruments (to the extent the same constitute agreements), documents (to the extent the same constitute agreements) and agreements to be executed by Magellan and/or any of the Subcos in connection herewith or therewith, are, or when delivered shall be, duly and validly executed and delivered by Magellan and/or such Subco(s) to the Purchaser and are, or when delivered shall be, legal, valid and binding obligations of Magellan and/or such Subco(s), enforceable against Magellan and/or such Subco(s) in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. The person or persons who have executed this Agreement on behalf of Magellan and each Subco have full power and authority to sign the Transaction Documents.


(b) Consents and Approvals. Except as described on Schedule 6.1(b) attached hereto, there are no consents, approvals, or authorizations that are material to the continued operation of the businesses conducted at the Facilities required from any person, entity, governmental or quasi-governmental authority, or required by law or agreement, with respect to the Seller's execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the Transactions by Seller. Notwithstanding the foregoing, it is understood and agreed that it shall be the Purchaser's responsibility to obtain, or to obtain the transfer of, all Permits required for the Purchaser to own, hold and lease the Facilities to OpCo, and it shall be Magellan's responsibility to obtain, or to obtain the transfer of, for and on behalf of OpCo, all Permits required for the continued operation by OpCo of the businesses currently conducted at the Facilities.

(c) Title to Real Property. Except for Real Property that will be conveyed by the Seller to the Purchaser as part of the Facilities, neither Magellan nor any of the Subcos or their affiliates owns any parcel of land which is contiguous with any of the Real Property of the Facilities.


(d) Title to Personal Property. None of the Personal Property is held by Magellan or the Subcos under a lease or installment sale contract, except for installment sales agreements entered into in the ordinary course of business, and Magellan and/or the Subcos owns title to the Personal Property reflected on the inventory to be delivered to the Purchaser pursuant to Section 3 free and clear of any liens or claims, except for liens and claims arising under or by virtue of the above-referenced installment sales agreements and except as set forth on Schedule 6.1(d).


(e) Litigation; Other Proceedings. No portion of the Real Property of any Facility has been condemned or taken in any condemnation or similar proceeding. No action, suit, other proceeding or investigation (including, but not limited to, condemnation actions) is pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental or quasi-governmental instrumentality or accrediting authority or before any arbitration tribunal or panel, or to the Seller's knowledge has been threatened, that concerns or involves (i) title, right to possession, or ownership of the Facilities, or (ii) the Seller's ability to perform its obligations under this Agreement and the other Transaction Documents. There are no proceedings pending, or to the Seller's knowledge threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any Permit. No bankruptcy, insolvency, reorganization or similar action involving any Facility or any Subco or Magellan, whether voluntary or involuntary, is pending or to the Seller's knowledge threatened, and neither any Subco nor Magellan has any intention of filing any such action or proceeding.


(f) Violations of Agreements. None of the execution and delivery of this Agreement and the other Transaction Documents by Magellan or any Subco, the consummation by Magellan or any Subco of the Transactions or compliance by Magellan or any Subco with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the formation documents of Magellan or such Subco;
         (ii) except as set forth on Schedule 6.1(f), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Magellan or any Subco is a party or by which any of them or any of the Facilities may be bound; or (iii) except as set forth on Schedule 6.1(f), violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of them or any of the Facilities; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of the Seller and on the effectiveness of the Transactions or (B) for which waivers or consents have been or will be obtained on or prior to the Closing Date.


(g) Compliance with Laws. The Facilities and the current ownership, use, occupancy, leasing and construction (if any) thereof comply in all material respects with all federal, state, county or municipal laws, ordinances, rules, orders, regulations and material requirements ("Laws") of all governmental and quasi-governmental authorities having jurisdiction over the Facilities or affecting all or any part thereof or bearing on their ownership, use, occupancy, leasing or construction (including, without limitation, zoning, land use, building code, fire code, Environmental Laws (as hereinafter defined), the Occupational Safety and Health Act, and the Americans with Disabilities Act), and in all material respects with all private covenants and restrictions. The Seller has no knowledge of material violations of Laws relating to the ownership, use, occupancy, leasing or construction (if any) of the Facilities and no written notice of any such violation of any such law, regulation or ordinance has been received by the Seller, except for violations or alleged violations set forth on Schedule 6.1(g) attached hereto, which are being corrected in the ordinary course of business pursuant to an approved plan of correction. Without limiting the generality of the foregoing, the Seller has not paid or delivered or agreed to pay or deliver, directly or indirectly, any fee, commission or other sum of money or item of property, however characterized, to any person or entity pursuant to a transaction believed by the Seller to be illegal under any federal, state or local law.


(h) Permits. All Permits have been obtained from all governmental and quasi-governmental authorities having jurisdiction over the Facilities and the ownership thereof or from private parties for the normal use, maintenance, and occupancy of the Facilities and to ensure unimpeded access, ingress and egress to and from the Facilities as required to permit normal usage thereof (including, without limitation, building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, and other governmental authorizations and approvals). All fees payable in connection with such items have been paid in full, and all such Permits are in full force and effect.


(i) Accreditation and Certification. The survey reports on each of the Facilities by the Joint Commission on the Accreditation of Healthcare Organizations (the "JCAHO") that have been provided to the Purchaser pursuant to Section 3 are the most recent JCAHO survey reports received by the Seller with respect to each of the Facilities other than (i) the medical office buildings comprising a part of some of the Facilities and (ii) the Facilities operated as corrections facilities. The Seller has taken all actions required by such survey reports to be taken on or before the date hereof, including, but not limited to, the submission of written progress reports. The Seller has received no notice of any material, adverse change in accreditation status of any of the Facilities.

(j) Medicare and Medicaid. Except as set forth on Schedule 6.1(j) attached hereto, each Facility participates in the Medicare and Medicaid programs, is eligible to receive payment under Title XVIII of the Social Security Act, as amended (the "Social Security Act"), and is a "provider" under a provider agreement with the Medicare program. With respect to such provider agreements, neither Magellan nor any Subco has received a notice of termination, is in default in any material respect, or has any knowledge that any other party to such agreements is in default thereunder.


(k) Zoning; Subdivision. The current use of each Facility is permitted under the zoning classification applicable to the Facility. There are no proceedings pending or to Seller's knowledge threatened to change the existing zoning classification as to any portion of any Facility. No portion of any subdivided lot or tax lot comprising the Real Property of any Facility or any part thereof is owned by any person or entity other than the Subco that owns such Facility. To the Seller's knowledge, there are no unrecorded land use restrictions, unrecorded proffers or other unrecorded conditions limiting development of any of the Facilities. Except as may be disclosed in the title commitments and surveys of each of the Facilities, no part of any Facility has been designated as an historical landmark by any governmental authority, or is subject to any overlay or similar zoning or other restriction or limitation, nor, to the best of the Seller's knowledge, is any of the foregoing under consideration by any governmental authority.

(l) Structure; Systems. There are no material uncorrected structural, physical, mechanical or other defects or faults in the design or construction of the improvements included as part of any Facility, including without limitation the roofs, parking areas, HVAC, plumbing, electrical, life safety and other mechanical systems. All such systems are in good operating condition and repair, normal wear and tear excepted, and require no special maintenance, repair or replacement (except due to normal wear and tear and obsolescence) and are in compliance in all material respects with all applicable Laws.


(m) Material Changes. The Seller has not received written notice from any governmental or quasi-governmental authority of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to any of the Facilities which would result in any material adverse effect on the condition of any of the Facilities, or would in any material respect limit or impede the operation of any of the Facilities.


(n) Parties in Possession. No portion of any Facility is occupied or used in any manner by any person or entity other than the Seller, tenants under the Leases, the patients of the Facilities, the employees of the Seller, the medical staffs of the Facilities, other health care professionals, members of the public participating in various programs and events at the Facilities, volunteers, independent contractors providing services pursuant to the Contracts, and other business invitees.

(o) Status of Leases. Exhibit E attached hereto contains a full and complete listing of all tenants under all Leases. Magellan has delivered to the Purchaser true and complete copies of each Material Lease. With respect to each Material Lease, neither Magellan nor any Subco has received a notice of termination, is in default, or has any knowledge that any other party to such Material Lease is in default thereunder. The Seller is the owner of the entire lessor's interest in and to the Leases, and neither the lessor's interest in the Leases nor the rents payable thereunder have been assigned, pledged or encumbered in any manner other than under collateral assignments that will be released in connection with the Closing. No tenant has any right or option to purchase or otherwise acquire any Facility or any portion thereof. Except as indicated on the Rent Roll delivered to the Purchaser as a part of the Seller's Deliveries pursuant to Section 3,
         (i) no rentals or other amounts due under the Material Leases have been paid more than one (1) month in advance, (ii) all security and other deposits of any type required under the Material Leases have been paid in full and are being held by the Seller, (iii) there exists no circumstance or state of facts that constitutes a default by the Seller or to the Seller's knowledge any tenant under the Material Leases, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of the Seller or by any tenant under any of the Material Leases, or that entitles any tenant under the Material Leases to defenses against the prompt, current payment and performance of rent and/or other payments and obligations thereunder, and (iv) none of the tenants under the Material Leases has asserted any defenses, set-offs or claims in connection with any of the Material Leases, except in the case of clauses (iii) or (iv) above, for violations, breaches or defaults which do not have a material adverse effect on the Facilities. Seller has no knowledge of any pending or threatened litigation by any tenant against the Seller with regard to any Material Lease. There do not exist any unpaid leasing commissions due with regard to any of the Material Leases. The Seller has performed in all material respects all of the duties, liabilities and obligations imposed upon Seller by the terms, provisions and conditions contained in the Material Leases and accruing on or prior to the date hereof. The total amount of annual rent payable under all Leases as of the date hereof is not greater than $3,000,000.

(p) Other Agreements Affecting Facilities. There are no contracts or other material obligations (including, without limitation, options and rights of first refusal under Leases) outstanding for the sale, exchange or transfer of any of the Facilities or the business operated therein by the Seller. Except as described on Schedule 6.1(p) and except for this Agreement, the Material Leases, the management,
         maintenance,   service,  supply,  commission,  parking,  construction,
         architectural and other agreements entered into by the Seller or any Subco with respect to the Facilities, the agreements included among the Permitted Exceptions, and the other Transaction Documents, the
         Seller has no  knowledge  of any  contracts  creating or imposing  any
         liens,  encumbrances,   material  burdens,   obligations  or  material
         restrictions on the use or operation of any of the Facilities or the business conducted therein, other than (i) the matters of title listed on the title insurance
                                    - xvii -
         commitments for the Facilities and (ii) security interests in the Personal Property that will be released as of the Closing (or as to which the Purchaser agrees to take title subject).


(q) Special Assessments. There are no unpaid assessments for public improvements against any of the Facilities, and Seller has no knowledge of any pending or proposed assessments against any of the Facilities. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation and use of the Facilities are fully installed, currently function, and service the Facilities adequately for their current use, and there are no unpaid assessments, tap or connection fees or charges for the installation of such utilities or for making connection thereto.


(r) Taxes. To the Seller's knowledge, except as described on Schedule 6.1(r), (i) the Seller has received no written notice of any public plans or proposals for changes in road grade, access or other municipal improvements which would affect any of the Facilities or result in any assessment and that could have a material adverse effect on the Facilities or the businesses conducted therein, and (ii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax evaluation of any of the Facilities.


(s) FIRPTA. Neither Magellan nor any Subco is a "foreign person," "foreign trust" or "foreign corporation" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.


(t)      Environmental.  As used herein, the term "Environmental Law" means any
         law,  statute,   ordinance,   rule,  regulation,   order  or  material
         determination of any governmental authority or agency affecting any of the Facilities and pertaining to health or the environment, including,
         but  not  limited  to,  the  Comprehensive   Environmental   Response,
         Compensation and Liability Act of 1982 and the Resource Conservation and Recovery Act of 1986. Except as (i) disclosed in any of the environmental reports comprising a part of the Seller's Deliveries or otherwise obtained by the Purchaser, or as otherwise disclosed by Magellan to the Purchaser in writing, or (ii) would not have a material adverse effect on the Facilities or the business of the Seller operated thereon, to the Seller's knowledge (a) neither the Facilities nor the Seller's operation thereof is in violation of any
         Environmental   Law  or  is  subject  to  any  pending  or  threatened
         litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (b) no underground storage tanks have been or are now located at any Facility; (c) none of the Facilities is now or ever has been used for industrial purposes or for the storage, treatment or disposal of hazardous or toxic wastes or materials, chemical wastes, or other toxic substances, except for the storage and disposal of such wastes and materials in the ordinary course of the business of the Facilities in accordance with applicable Environmental Laws, nor has any Facility ever been listed by any federal, state or county agency or governmental official as containing any oil, hazardous or toxic wastes or materials, chemical wastes, or other toxic substances, and (d) no hazardous substances or
                                     - xix -
         toxic wastes have been handled, packaged, generated, manufactured, released, removed, stored, used, discharged, disposed of , treated, installed, transported or deposited over, beneath, in or on any Facility or any portion thereof, from any source whatsoever, or are now located at any Facility, in violation of applicable Environmental Laws (including, without limitation, asbestos, radon, oil or other petroleum products, PCBs and urea formaldehyde). Prior to Closing, Magellan agrees to notify the Purchaser promptly of any fact of which the Seller acquires actual knowledge which would cause this representation to become false and of any written notice that the Seller receives regarding the matters set forth in this subsection (t).


(u) Soils; Flood Plain. There are no material defects, faults or other problems in connection with the soils, subsoils, grading or compaction of the Real Property, other than as set forth in any soil reports to be delivered to the Purchaser. Except as noted on the surveys of the Facilities, no portion of the Real Property is located inside a one hundred (100) year flood plain, as such plain is determined by the Federal Emergency Management Agency and published in a Flood Insurance Rate Map for the area including the Real Property.


(v)      Ownership  of  Subcos.  Magellan  holds,  beneficially,   directly  or
         indirectly, all voting and equity ownership of each Subco.


(w) No Other Owned Facilities. Except as described on Schedule 6.1(w), no Subco owns or operates any facility other than the one(s) being sold hereunder.


(x) Insurance. There is currently in full force and effect public liability, property and casualty insurance in the amounts and issued by the companies specified in Exhibit F (the "Insurance"). Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto. No insurance company insuring either the Facilities or the Personal Property, nor the Board of Fire Underwriters, has delivered to the Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that the Seller or any tenant under the Leases has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in any of the Facilities, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.

(y) Philadelphia Facility. To Magellan's knowledge, the total costs and expenses required for completion of the construction of the improvements currently underway to the Philadelphia Facility will not exceed $11,000,000, and upon completion of such improvements, the Philadelphia Facility will be ready for occupancy and suitably equipped for the operation of a behavioral healthcare facility similar to the other Facilities.

(z)      Accuracy of Documents.  All documents and records delivered pursuant to
         Section 3 will be true, correct and complete copies of the documents and records required to be delivered.


(aa) No Material Adverse Change. Since the date of the 1996 Financials, there has been no material adverse change in the business or financial condition of (i) the Seller and the Subcos taken as a whole or (ii) the Subcos taken as a whole.


6.2 Purchaser's Representations and Warranties. In order to induce the Seller to execute this Agreement and the other Transaction Documents and to proceed to Closing, the Purchaser hereby makes the following representations and warranties to the Seller, all of which are true as of the date hereof and all of which shall be true as of the Closing
         Date:


     (a) Organization and Enforceability. The Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization and in any other jurisdiction where the nature of its business or ownership of its properties would require such qualification, and is or will be by the Closing Date duly qualified to transact business in the states in which the Facilities are situated. The Purchaser possesses all requisite power and authority to own and operate its properties and to carry on its business as now conducted, to enter into and perform this Agreement and the other Transaction Documents, and to carry out the Transactions. This Agreement and the other Transaction Documents, and all instruments (to the extent the same constitute agreements), documents (to the extent the same constitute agreements) and agreements to be executed by the Purchaser and/or its designees in connection herewith or therewith, are, or when delivered shall be, duly and validly executed and delivered by the Purchaser and/or its designees and are, or when delivered shall be, legal, valid and binding obligations of the Purchaser and/or such designees, enforceable against the Purchaser and/or such designees in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. The person or persons who have executed this Agreement on behalf of the Purchaser have full power and authority to sign the Transaction Documents.


(b) Consents and Approvals. Except for approval by the Board of Directors of the Purchaser's general partner, there are no consents, approvals, and authorizations required from any person, entity, governmental or quasi-governmental authority, or required by law or agreement, with respect to the Purchaser's execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the Transactions by the Purchaser, including, without limitation, shareholder approval. Notwithstanding the foregoing, it is understood and agreed that it shall be the Purchaser's responsibility to obtain, or to obtain the transfer of, all Permits required for the Purchaser to own, hold and lease the Facilities to OpCo, and it shall be Magellan's responsibility to obtain, or to obtain the transfer of, for and on behalf of OpCo, all Permits required for the continued operation by OpCo of the businesses currently conducted at the Facilities.


(c) Violations of Agreements. None of the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the formation documents of the Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of the Purchaser and on the effectiveness of the Transactions or (B) for which waivers or consents have been or will be obtained prior to the Closing Date.

6.3 Best Knowledge. For purposes of this Agreement, the phrase "to the Seller's knowledge" or "to Magellan's knowledge" means the actual knowledge of any executive officer (as defined in Rule 3b-7 of the Securities Exchange Act of 1934) of a Subco, or actual knowledge of any officer of Magellan, based upon the Seller's reasonable inquiry and investigation.


6.4 Survival. The representations and warranties set forth in this Section 6 will survive the Closing for the period of the statute of limitations applicable to breaches of contracts in Delaware, except for the representations and warranties relating to claims against the Seller by Medicare and Medicaid, which shall survive until the expiration of the applicable statutes of limitations on the "Cost Reports" filed by the Seller prior to the Closing Date.


7.       Covenants.


7.1      Seller's Covenants.  Magellan hereby covenants and agrees as follows:


(a) Operation. From the date hereof until the Closing Date, the Seller will (i) continue to operate the Facilities in the ordinary course, consistent with past practice, (ii) continue to offer services at the Facilities in accordance with past practices, except for changes in services deemed reasonably appropriate by management based upon changes in the market, (iii) permit no material change in presently
         existing  policies  (excluding  on-going   enhancements),   except  as
         required by applicable law and except for changes in policies deemed reasonably appropriate by management based upon changes in the market,
         without,  in  each  instance,   the  prior  written  approval  of  the
         Purchaser, and (iv) use
         commercially reasonable best efforts to maintain the Facilities in as good a condition and substantially the same state of repair as that existing on the date hereof.


(b) Leases. The Seller will not, without the prior written consent of the Purchaser, (i) enter into any contract that will or could be binding upon the Purchaser or other entity taking title to any of the Facilities and that is not terminable upon at most thirty (30) days' notice, unless such contract will be fully performed by the Seller on or before the Closing Date, (ii) amend, modify or supplement any existing Permit in any material respect, (iii) enter into any new lease for any of the Facilities or any portion thereof, other than in the ordinary course of business, and in any event, enter into any new lease that would constitute a Material Lease, or (iv) amend, modify, supplement or terminate any of the Leases, other than in the ordinary course of business, and in any event, amend, modify, supplement or terminate any of the Leases in any manner that would convert any Lease into a Material Lease. Any consent requested by Seller pursuant to this Section 7.1(b) will be deemed approved if the Purchaser does not respond by written notice to Magellan within ten (10) business days after Magellan's written notice to the Purchaser requesting such consent.

(c) Litigation. Magellan shall advise the Purchaser promptly of any litigation, arbitration, investigation or other proceeding or administrative hearing (including condemnation) before any governmental or quasi-governmental agency, licensing or accrediting authority, or other authority which concerns or affects any of the Facilities or the operation thereof in any manner and which is instituted after the date hereof and which involves a claim or alleged liability in excess of $1,000,000.


(d) Compliance with Laws. The Seller shall comply in all material respects with all Laws, including without limitation all Environmental Laws, applicable to the Facilities, and the Seller shall not install in or remove from the Facilities any storage tanks except in compliance with all applicable Laws. Magellan shall advise the Purchaser promptly in writing of any notice or other communication, written or oral (and as to oral notices or communications, only those of which the officers described in Section 6.3 have knowledge), to the Seller from any federal, state or local governmental authority with respect to (i) any alleged material violation of any Law, including without limitation any Environmental Law, at or affecting any Facility, or (ii) the handling, packaging, generating, transportation, release, use, discharge, treatment, removal, storage, or disposal of Hazardous
         Substances or storage tanks which is or may be in violation of applicable Laws.

(e) Notification of Subsequent Events. Prior to Closing, Magellan shall notify the Purchaser of any notice received by the Seller of any material adverse change in or to the Facilities, as well as of any material adverse changes in the business operated therein, operations and assets related thereto, or financial condition of the Seller.

(f) Alterations; Encumbrances; Commitments. From the date hereof until the Closing Date, the Seller shall not take any of the following actions without the prior written consent of the Purchaser, which may be granted or withheld in the Purchaser's sole discretion: (i) except as hereinafter expressly provided with respect to the Philadelphia Facility, make or permit to be made any material alterations to or upon the Facilities; (ii) encumber or permit encumbrance of any of the Facilities in any manner; or (iii) make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any utility, or any other person or entity that would in any manner be binding upon the Purchaser or other entity taking title to the Facilities, or upon the Facilities, other than in the ordinary course of business.


(g) Sale of Personal Property. The Seller will not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.


(h)      Insurance;  Permits.  Magellan  will maintain in full force and effect
         (i) the Seller's existing insurance coverage with respect to the Facilities and the business operated therein and (ii) all Permits relating to the Facilities or any part thereof.

(i) Taxes. Magellan shall (a) subject to Magellan's right under applicable Laws to contest such taxes and other public charges, pay or cause to be paid, in a timely fashion, all taxes and other public charges against the Facilities for the period through Closing, and (b) provide the Purchaser, within ten (10) days of receipt, with copies of any notices the Seller receives with respect to any special assessments or proposed increases in the valuation of the Facilities.


(j) Performance Under Leases. The Seller will perform all material obligations of landlord or lessor under the Leases, including any condition for a tenant's or lessee's occupancy of any Facility.


(k) Cooperation. Magellan will assist and cooperate with the Purchaser (i) prior to Closing in obtaining all Permits which are required by applicable Laws to be obtained or transferred, or which by custom are obtained or transferred, prior to closing, (ii) after Closing, in obtaining all Permits which by custom are obtained or transferred after closing (which covenant shall survive Closing), and (iii) prior to Closing with any evaluation, inspection, audit or study of the Facilities and the books and records relating to the operation thereof conducted or prepared by, for, or at the request of the Purchaser.


(l) Consents. Except for the consents and approvals which the Purchaser is required to obtain pursuant to Section 6.2(b), Magellan will use its commercially reasonable best efforts to file or submit in a timely manner and diligently prosecute any and all applications or notices with federal, state and local authorities and all other requests with any private persons or entities for consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate (i) for consummation by the Seller of the Transactions and (ii) to effect the transfer of, or prevent the termination of, any Permit, Lease, or contract with respect to the Facilities, including, without limitation, obtaining, or obtaining the transfer of, for and on behalf of OpCo, all permits required for the continued operation by OpCo of the business currently conducted at the Facilities.


(m) Financial Statements. Magellan will provide, upon request by the Purchaser, (i) to the extent required by applicable federal securities laws, audited financial statements in such form and for the periods necessary to permit the Purchaser to satisfy applicable federal securities law requirements, and (ii) such other unaudited financial statements relating to the Facilities as may be prepared by Magellan through the date of Closing. The Purchaser shall bear the costs of preparation of such audited financial statements to the extent that
         (i) the costs of preparation of such financial statements exceed the costs of preparation of the financial statements that Magellan is required to prepare in order to satisfy its obligations under applicable federal securities laws or (ii) Magellan incurs additional costs, at the Purchaser's request, attributable to the preparation of such financial statements prior to the date on which such financial statements are required to be filed with the Securities and Exchange Commission.


(n) Hart-Scott-Rodino. Magellan will file, and will cooperate with the Purchaser in the filing (if required by applicable Laws) of, any documents required under the Hart-Scott-Rodino Antitrust Improvements Act.


(o) Magellan Stockholder Approval. On or prior to May 31, 1997, Magellan shall use commercially reasonable best efforts to obtain the approval of its stockholders relating to the Transactions and to any changes in its Certificate of Incorporation required in connection therewith, including without limitation, (a) scheduling and holding a meeting of stockholders at which such matters will be on the agenda, (b) recommending the approval of such matters in any proxy or related materials for such meeting, subject, however, to the fiduciary obligations of Magellan's Board of Directors to the stockholders under Delaware Corporation Law, and (c) recommending the approval of such matters at such meeting, subject, however, to the fiduciary obligations of Magellan's Board of Directors to the stockholders under Delaware Corporation Law.

(p) Satisfaction of Conditions. Magellan shall exercise its commercially reasonable best efforts to satisfy all conditions precedent to Closing, as set forth in Section 8, that are the Seller's responsibility to satisfy.


(q) Completion of Philadelphia Facility. Magellan shall continue the construction of the planned improvements currently underway at the Philadelphia Facility and shall complete such construction in a timely manner at Magellan's sole cost and expense, lien free, provided, however, that Magellan's total liability for such costs and expenses shall not exceed $11,000,000. Notwithstanding anything set forth in this Agreement to the contrary, this covenant shall survive Closing for the period of the statute of limitations applicable to breaches of contracts in Delaware.


(r) New Senior Credit Facility. Magellan shall use commercially reasonable best efforts to close, prior to or simultaneously with Closing hereunder, any new credit facility required to satisfy Magellan's obligations under its existing financing arrangements and arising out of the Transactions, or to obtain a loan commitment reasonably satisfactory to the Purchaser for such new credit facility.


7.2 Purchaser's Covenants. The Purchaser hereby covenants and agrees as follows:


(a)      Satisfaction   of   Conditions.   The  Purchaser   shall  exercise  its
         commercially reasonable best efforts to satisfy all conditions precedent to Closing, as set forth in Section 8, that are the Purchaser's responsibility to satisfy.


(b)      Hart-Scott-Rodino.  The Purchaser  will file (if required by applicable
         Laws), and will cooperate with Magellan in the filing of, any documents required under the Hart-Scott-Rodino Antitrust Improvements Act.


(c) The Purchaser will assist and cooperate with Magellan (i) prior to Closing in obtaining all Permits which are required by applicable Laws to be obtained or transferred, or which by custom are obtained or transferred, prior to Closing, (ii) after Closing, in obtaining all Permits which by custom are obtained or transferred after closing (which covenant shall survive Closing).


8.       Conditions.


8.1 Purchaser's Conditions Precedent to Closing. The obligations of the Purchaser under this Agreement are subject to the satisfaction on or before the Closing Date of all conditions contained in this Agreement, including each of the following (any of which may be waived by the Purchaser, in the Purchaser's sole and absolute discretion, but only in writing):


(a) The Seller shall have performed in all material respects all of its covenants and other obligations contained in this Agreement, and all of the Seller's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date.


(b) The title insurance company(ies) conducting the title examination, which shall be selected by the Purchaser and shall be reasonably acceptable to Magellan (collectively, the "Title

         Company"), shall be prepared to issue to the Purchaser or the Purchaser's designee(s), at standard rates, a Title Policy (as defined in Section 10.2) with respect to each Facility or a marked title commitment unconditionally committing to issue a Title Policy with respect to each Facility within a reasonable time thereafter.


(c) From the date hereof until the Closing Date, there shall not have occurred any material adverse change to, or deterioration of, the physical condition of the Facilities taken as a whole, ordinary wear and tear excepted.


(d) From the date hereof until the Closing Date, there shall not have occurred any material adverse change in the business or financial condition of the Seller from that disclosed in the Operating Reports and 1996 Financials furnished by Magellan to the Purchaser as a part of the Seller's Deliveries.


(e) The Purchaser or Magellan, as appropriate, shall have obtained, or obtained the transfer of, all permits, licenses and approvals necessary to allow the ownership of the Facilities by the Purchaser and the continued lawful operation by OpCo of the business conducted therein, except for those permits, licenses and approvals which by custom are not transferred or obtained until after a conveyance of property, and except for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the operation of such business.


(f) The Facilities Lease in the form of Exhibit C attached hereto shall have been executed by the Purchaser, as lessor, and OpCo, as tenant.


(g) The Subordination Agreement in the form of Exhibit G attached hereto shall have been executed by the Purchaser, Magellan and OpCo.


(h) There shall exist no material regulatory or contractual impediment to, nor any litigation, governmental proceeding or investigation seeking to enjoin, challenging or seeking damages in connection with, the operation of the Facilities or the Transactions that, in Magellan's or the Purchaser's reasonable judgment, would make it inadvisable to proceed with the consummation of the Transactions.


(i) The Purchaser shall have received all necessary shareholder approvals (if any) required by its governing documents.


(j) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act after any necessary filing by the Purchaser shall have expired.

(k) The Purchaser shall have received opinions of counsel to Magellan regarding Magellan's authority to enter into the transactions, due authorization, good standing, no conflicts with or defaults under other material agreements, and other customary opinions.


(l) The allocations referenced in Sections 2.1 and 2.2 hereof shall have been agreed upon by the parties and Schedule 2.1 shall have been attached hereto.


(m) Receipt of all consents, regulatory and other approvals, licenses, permits and other documentation required by state and federal laws and regulations or any agreements to which the Purchaser is subject necessary to consummate the Transactions and permit the Purchaser to own the Facilities and OpCo to conduct the businesses operated at the Facilities, except for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the operation of such businesses.


(n) The "fairness" opinion obtained by the Purchaser from Merrill Lynch & Co. shall not have been withdrawn or revoked.


(o) All of the conditions of the other Transaction Documents shall have been satisfied or waived by the party(ies) entitled to insist upon satisfaction of same, and the closing of all of the Transactions shall have occurred or shall occur simultaneously with the Closing hereunder.


8.2 Seller's Conditions Precedent to Closing. The obligations of the Seller under this Agreement are subject to the satisfaction on or before the Closing Date of the following conditions (any of which may be waived by Magellan, in Magellan's sole and absolute discretion, but only in writing):


(a) Magellan shall have consummated a new credit facility in the amount contemplated by Section 7.1 (r).


(b) Receipt of all consents, regulatory and other approvals, licenses, permits and other documentation required by state and federal laws and regulations or any agreements to which the Seller is subject necessary to consummate the Transactions and permit the Purchaser to own the Facilities and OpCo to conduct the businesses operated at the Facilities, except for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the operation of such businesses.


(c) Magellan shall have received stockholder approval relating to the Transactions pursuant to the proxy materials for Magellan's 1997 annual meeting.

(d) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act after any necessary filing by the Seller shall have expired.


(e) Magellan shall have complied with all federal and state laws, rules and regulations applicable to the execution and delivery of the Franchise Agreement.


(f) Magellan shall have received opinions of counsel to the Purchaser regarding the Purchaser's authority to enter into the transactions, due authorization, good standing, no conflicts with or defaults under other material agreements, and other customary opinions.


(g) The Master Facilities Lease in the form of Exhibit C attached hereto shall have been executed by the Purchaser, as lessor, and OpCo, as tenant.


(h) The Subordination Agreement in the form of Exhibit G attached hereto shall have been executed by the Purchaser, Magellan and OpCo.


(i) The Purchaser shall have performed in all material respects all of its covenants and other material obligations contained in this Agreement, and all of the Purchaser's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date.


(j) The allocations referenced in Sections 2.1 and 2.2 hereof shall have been agreed upon by the parties.


(k) There shall exist no material regulatory or contractual impediment to, nor any litigation, governmental proceeding or investigation seeking to enjoin, challenging or seeking damages in connection with, the operation of the Facilities or the Transactions that, in Magellan's or the Purchaser's reasonable judgment, would make it inadvisable to proceed with the consummation of the Transactions.


(l) The "fairness" opinion obtained by Magellan from Dean Witter Reynolds Inc. shall not have been withdrawn or revoked.


(m) All of the conditions of the other Transaction Documents shall have been satisfied or waived by the party(ies) entitled to insist upon satisfaction of same, and the closing of all of the Transactions shall have occurred or shall occur simultaneously with the Closing hereunder.


8.3 Failure of Conditions. If any condition described in Section 8.1 is not satisfied by the Closing Date, as such date may be extended pursuant to
         Section 10.1, the Purchaser shall have the right to terminate this Agreement by giving written notice of such action to Magellan. If any condition referenced in Section 8.2 is not satisfied by the Closing Date, as such date may be extended pursuant to Section 10.1, the Seller shall have the right to terminate this Agreement by giving written notice of such action to the Purchaser. Upon delivery of any such termination notice, this Agreement shall terminate, and all rights and obligations of the parties hereunder shall be released and discharged, except that Magellan and the Purchaser shall each remain liable to the other for all damages suffered by the other if the unsatisfied condition was due to a breach by one party of any of the covenants, obligations, representations or warranties of such party in this Agreement or any other failure by such party to use commercially reasonable best efforts to satisfy conditions precedent to Closing that are within the control of such party to satisfy.


9.       Damage, Destruction and Condemnation.


9.1 Damage; Destruction. In the event of any loss, damage or destruction to any Facility prior to Closing, Magellan shall immediately notify the Purchaser thereof and shall promptly commence and diligently prosecute to completion the repair and restoration thereof to substantially its condition prior to such casualty. If the damaged Facility is not fully restored prior to Closing such that the Seller's representations and warranties in Section 7 with respect thereto are not true at Closing, then the parties shall nevertheless proceed to Closing hereunder without reduction of the Purchase Price, the Seller shall assign all of its right, title and interest in and to any remaining claims the Seller may have under the insurance policies covering the damaged Facility(ies), as well as any remaining unused and unpaid insurance proceeds, to OpCo at Closing, and the parties shall cause OpCo to complete such restoration and repair work after Closing at Seller's sole cost and expense. The Seller covenants to pay all such costs and expenses of completion to OpCo, or to reimburse OpCo therefor, within five (5) business days after OpCo's written request therefor, which covenant shall survive Closing. In addition, the Seller shall pay OpCo after Closing any lost income from the damaged Facility(ies) during the period from Closing through the date that business interruption insurance proceeds under policies of insurance required to be carried by OpCo pursuant to the Facilities Lease would have been payable had such insurance been in effect at the time of the casualty. The Seller shall not agree to or accept any settlement of its insurance claim(s) without obtaining the Purchaser's prior written approval thereof..


9.2 Condemnation. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any material portion of the Facilities, Magellan shall promptly notify the Purchaser thereof, in which event the Purchaser shall have the option either (i) to terminate this Agreement with respect to the Facility(ies) affected by written notice to Magellan, in which event the Purchase Price shall be reduced by the amount allocated to such Facility(ies) pursuant to
         Section 2.2, or (ii) to consummate the purchase of the Facilities without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by the Seller to the Purchaser or the Purchaser's designee at Closing. The Seller shall not agree to or accept any compromise or condemnation award without obtaining the

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         Purchaser's  prior  written  approval  thereof.  For  purposes  of this
         Agreement,   (i)  a  condemnation   shall  be  deemed  to  include  any
         governmental action which could limit or render inconvenient the current access to any Facility, and (ii) a "material portion" of a Facility shall be any portion the taking of which would have a material adverse effect on the operation of the business conducted at such Facility.


10.      Closing.


10.1 Closing Date. The consummation of the transactions contemplated hereby (the "Closing") shall occur at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763, or at such other location upon which Magellan and the Purchaser agree, at 10:00 a.m. on May 31, 1997, or such earlier or later date upon which Magellan and the Purchaser agree (the "Closing Date"); provided, however, that in the event that the Closing has not occurred by June 30, 1997, either party shall have the right to terminate this Agreement by written notice to the other. Upon delivery of such notice, this Agreement shall terminate, and all rights and obligations of the parties hereunder shall be released and discharged, except that Magellan and the Purchaser shall each remain liable to the other for all damages suffered by the other if the failure to close was due to a breach by one party of any of the covenants, obligations, representations or warranties of such party in this Agreement or any other failure by such party to use commercially reasonable best efforts to satisfy conditions precedent to Closing that are within the control of such party to satisfy.


10.2 Seller's Obligations at Closing. At the Closing, the Seller will do, or cause to be done, the following:


(a) Documents. The Seller will, and will cause the Subcos (as appropriate) to, execute, acknowledge (if necessary), and deliver the following documents:


(i)      the Deeds, subject only to the Permitted Exceptions;


(ii)     an Assignment of Leases in the form and substance of Exhibit H;


(iii)    a Bill of Sale in the form and substance of Exhibit I;


(iv) an updated certificate executed by the Seller remaking and reaffirming all representations and warranties made by the Seller to the Purchaser in accordance with the provisions of Section 6; and


(v) an opinion of the Seller's attorney to be dated as of the Closing Date stating (i) that Magellan and each Subco are authorized to convey its respective Facility(ies) in accordance with this Agreement, and (ii) that the Deeds and other documents, instruments, and agreements executed by the Seller in connection with Closing have been duly authorized and executed.


(b) Title Policies. For purposes of this Section 10.2(b), a "Typical Owner's Policy" shall mean a standard Extended Coverage A.L.T.A. Form B Policy of Owner's Title Insurance (10-17-70 revision with '84 amendments), or other form of owner's title insurance policy reasonably acceptable to the Purchaser available in a state where such A.L.T.A. Form B is not available and most closely resembling such A.L.T.A. Form B. Magellan will cause the Title Company to issue to the Purchaser a Typical Owner's Policy with respect to each Facility, in the amount of the Purchase Price allocated to each such Facility in accordance with Section 2.2, and insuring that the Purchaser has fee simple title to each Facility, subject only to the Permitted Exceptions (a "Title Policy"). In addition, each Title Policy shall contain affirmative coverage with respect to mechanics' liens (or any reference to such liens in the general provisions or elsewhere shall be deleted), and each Title Policy shall include the following endorsements to coverage to the extent available and commonly used for title insurance covering real property in the state where the applicable Facility is located: access, survey, contiguity, zoning (ALTA 3.1), subdivision, an endorsement deleting creditor's rights exceptions to coverage, and such other endorsements as may be reasonably requested by Purchaser (the "Endorsements"). The Seller shall execute and deliver to the Title Company a customary form of affidavit and other documents and agreements (to the extent required by the Title Company in order for the Title Company to issue the Title Policies) certifying (a) the absence of claims which would give rise to mechanic's and materialmen's liens, (b) that the Seller and the tenants under the Leases are the only parties in possession of the Facilities, and (c) that there are no pending or outstanding suits or judgments against either the Seller or the Facilities, except as disclosed to the Title Company and for which the Title Company has not taken exception. The Seller shall also deliver to the Title Company such evidence as may be required with respect to the authority of the person executing the deeds of conveyance and other items necessary to issue title insurance to the Purchaser or the Purchaser's designee(s). In addition, Magellan and each Subco shall furnish to the Purchaser and the Title Company a certificate to the effect that none of them is a foreign person, corporation, partnership, trust or estate under
         Section 1445 of the Internal Revenue Code. If Magellan or any Subco fails or refuses to provide such certificate, the Title Company or Escrow Agent shall have the right to make such deductions from the Seller's proceeds at Closing and to remit such amounts to the Internal Revenue Service as are required by the Federal Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder.

(c) Original Documents. Seller will deliver at the corporate headquarters of OpCo or the Facilities, as appropriate, to Purchaser or OpCo, as appropriate, originals within Seller's possession of all items enumerated in Section 3 of this Agreement.


(d) Possession. Seller will deliver possession of the Facilities, subject to the Leases.

(e) Keys. Seller shall furnish to OpCo duplicate keys and master keys to all locks located on the Facilities, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.


(f) Costs. The Seller will pay all costs allocated to the Seller pursuant to Section 10.4.


10.3 Purchaser's Obligations at Closing. At the Closing, the Purchaser will do, or cause to be done, the following:


(a) Payment of Consideration. The Purchaser will pay to Magellan the Purchase Price, as adjusted in accordance with the provisions of this Agreement.


(b) Documents. The Purchaser will execute, acknowledge (if necessary), and deliver an Assignment of Leases in the form and substance of Exhibit H and an updated certificate executed by the Purchaser remaking and reaffirming all representations and warranties made by the Purchaser to the Seller in accordance with the provisions of Section 6.


(c) Additional Documents. The Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate this Agreement, including by way of example, evidence of the authority of the party executing instruments on behalf of the Purchaser.


(d) Costs. The Purchaser will pay all costs allocated to the Purchaser pursuant to Section 10.4.


10.4 Costs and Adjustments at Closing. If the prorations and adjustments provided for in this Section 10.4 impose post-Closing obligations or liabilities on OpCo, Magellan covenants to use commercially reasonable best efforts to cause OpCo to perform such obligations and satisfy such liabilities in a timely manner, which covenant shall survive Closing.


(a) Expenses. The Purchaser shall pay or cause to be paid all fees of consultants, appraisers, and engineers rendering reports or opinions to the Purchaser, and all other costs incurred by the Purchaser, in connection with the Purchaser's due diligence investigation of the Facilities, except that the Seller shall pay the costs and fees of environmental consultants and engineers retained to perform Phase I environmental audits and, if necessary or advisable in the reasonable opinion of the Purchaser, Phase II environmental audits and prepare environmental reports on the Facilities. The Purchaser shall also pay all costs and fees associated with the assumption of any Industrial Revenue Bonds that Purchaser assumes at Closing, including, without limitation, assumption fees, mortgage fees, mortgage recordation fees, and mortgagees' title insurance costs. The Seller shall pay the cost of preparing the Deeds and other conveyancing documents, the costs associated with releasing any encumbrances of record, all grantor's taxes, transfer taxes, county taxes, clerks' fees, documentary stamps, release fees, recordation taxes associated with the Deeds and other conveyancing documents, escrow fees charged by the Escrow Agent or Title Company, and the costs and fees for the title examinations, title insurance (including any affirmative coverages and endorsements required by the Purchaser), and surveys. Each party shall pay its own attorneys' fees, including local counsel fees.


(b) Real Estate Taxes. Real estate taxes on the Real Property for the calendar year of the Closing will be prorated between Magellan and OpCo as of the Closing Date. If the amount of such taxes is not known at Closing, the proration of such real estate taxes will be based on the amount of such taxes for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Facilities for the year of Closing is known, the Seller and OpCo will readjust the amount of such taxes to be paid by each party with the result that the Seller will pay for those taxes applicable to the Real Property up to and including the date of Closing and OpCo will pay for those taxes and assessments applicable to the Real Property after the date of Closing. The provisions of this Section 10.4(b) will survive the Closing.


(c) Rents. All rents, additional rents and other sums actually paid under the Leases for the month of Closing will be prorated between Magellan and OpCo as of the Closing Date, provided that delinquent amounts will not be considered in such calculation. All rents, percentage rents, real estate taxes and other costs or charges paid by tenants under the Leases after the Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. Any amounts that are to be applied to periods prior to Closing will be delivered by OpCo to the Seller within thirty (30) days after receipt, net of any costs incurred by OpCo in collecting such amounts (including, without limitation, attorneys' fees). OpCo will have no obligation to incur any cost or expense or institute any litigation to collect delinquent rents, percentage rents, or other costs or charges owed to the Seller, and the Seller will not exercise any right to collect such amounts unless OpCo fails to use reasonable efforts to collect same. In any event, the Seller will not institute suit against any tenant under the Leases. The provisions of this
         Section 10.4(c) will survive the Closing.


(d) Security Deposits. The Seller will pay to OpCo, in cash at Closing or as a credit against the Purchase Price, the amount of any security deposits paid pursuant to the Leases.


(e)      Other  Expenses.   All  other  ordinary   operating  expenses  for  or
         pertaining to the Facilities, including, but not limited to, public utility charges, maintenance, service charges, and lease commissions, will be prorated as of the Closing Date between the Seller and OpCo, it being understood and agreed that revenues resulting from operation of the Facilities prior to Closing will belong to Magellan and revenues resulting from operation of the Facilities from and after Closing will belong to the Purchaser; provided, however, that the Seller shall pay in full any and all special assessments which have either been levied or are pending against the Facilities or any part thereof as of the Closing Date, except if such
                                    - xxxi -
         assessments are due in installments, in which event the Seller shall only be responsible for paying such installments due prior to the Closing. OpCo shall be responsible for the installments due after Closing. The Seller shall pay in full any and all leasing commissions or other compensation with respect to all Leases and other tenancies in effect as of the Closing Date, including commissions which are or may become due on account of options, renewals or extensions.


(f) Adjustment. To the extent that errors are discovered in, or additional information becomes available with respect to, the prorations and allocations made at Closing, the Seller and OpCo shall make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for ad valorem taxes) will be final within ninety (90) days after Closing. Magellan agrees to deliver to OpCo all invoices and payments related to the Facilities received by the Seller after Closing and relating to periods after the Closing. In addition, Magellan shall give the Purchaser written notice of any payments received by the Seller (other than from OpCo) after Closing relating to periods prior to the Closing in order to facilitate OpCo's collection of and accounting for Magellan's receivables after Closing in accordance with the OpCo Contribution Agreement.


10.5 Settlement Statement. At the Closing, the Purchaser and the Seller shall execute and deliver duplicate originals of a settlement statement (the "Settlement Statement") showing all of the payments, adjustments and prorations provided herein and otherwise agreed upon by them.


11.      Indemnifications.


11.1 Purchaser's Indemnity. The Purchaser hereby agrees to indemnify the Seller against, and to hold the Seller harmless from, all claims, demands, causes of action, losses, damages, obligations, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements actually incurred) (collectively, "Claims") asserted against or incurred by the Seller in connection with or arising out of (a) the ownership, maintenance or operation of the Facilities and attributable to events occurring on or after the Closing, during the Purchaser's ownership of the Facilities, and at any time after the Purchaser or any of its affiliates (other than OpCo) takes over the operation of the Facilities following an Event of Default under the Facilities Lease, or (b) a breach of any representation, warranty or covenant of the Purchaser contained in this Agreement not disclosed to or actually known by the Seller at or before Closing. The Purchaser's obligations under this Section 11.1 shall survive the Closing until the expiration of any applicable statute of limitations for making or bringing such claims, demands, or causes of action. Notwithstanding anything to the contrary contained herein, the Purchaser's indemnity obligations hereunder (i) will not extend to Claims arising out of the negligence, willful misconduct or fraud of the Seller, and (ii) with respect to indemnification claims under clause (b) of this Section 11.1, (x) for a period of two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $1,000,000, at which time such indemnity obligations shall cover all Claims, and (y) after two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $10,000,000, at which time such indemnity obligations shall cover all Claims.


11.2 Seller's Indemnity. The Seller hereby agrees to indemnify the Purchaser against, and to hold the Purchaser harmless from all Claims asserted against or incurred by the Purchaser in connection with or arising out of (a) the ownership, maintenance or operation of the Facilities and attributable to events occurring prior to the Closing and during the Seller's ownership of the Facilities, or (b) a breach of any representation, warranty or covenant of the Seller contained in this Agreement not disclosed to or actually known by the Purchaser at or before Closing. Notwithstanding the foregoing, the Seller shall not indemnify the Purchaser for any debts, liabilities or obligations of the Seller expressly assumed by the Purchaser at Closing pursuant to this Agreement or any of the other Transaction Documents. The Seller's obligations under this Section 11.2 shall survive the Closing until the expiration of any applicable statute of limitations for making or bringing such claims, demands, or causes of action. Notwithstanding anything to the contrary contained herein, the Seller's indemnity obligations hereunder (i) will not extend to Claims arising out of the negligence, willful misconduct or fraud of the Purchaser, and (ii) with respect to indemnification claims under clause (b) of this Section 11.2, (x) for a period of two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $1,000,000, at which time such indemnity obligations shall cover all Claims, and (y) after two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $10,000,000, at which time such indemnity obligations shall cover all Claims.


12.      Remedies.


12.1 Default by Seller. If the Closing fails to occur as a result of the Seller's material breach of this Agreement, then the Purchaser may (i) enforce specific performance of the Seller's duties and obligations under this Agreement, or (ii) terminate this Agreement by giving written notice thereof to the Seller prior to or at the Closing, in which event the Purchaser shall also be entitled to seek its direct, actual damages against the Seller for such default as well as such other relief as may be available at law or in equity. If prior to Closing the Seller defaults in any of its obligations, representations or warranties hereunder, whether or not such obligation, representation or warranty survives Closing, and such default is not disclosed to or actually known by the Purchaser at or prior to Closing, then the Purchaser may seek recovery of all of its direct, actual damages incurred as a result of the Seller's default (subject to any applicable limitations set forth in Section 11.2) as well as such other relief as may be available at law or in equity, and the Purchaser will not be deemed to have waived its right to sue for damages by having closed this transaction even though the accuracy of representations and warranties was a condition precedent to the Purchaser's obligation to close.


12.2 Default by Purchaser. If the Closing fails to occur as a result of the Purchaser's material breach of this Agreement, then the Seller may (i) enforce specific performance of the Purchaser's obligation to close under this Agreement, or (ii) terminate this Agreement by giving written notice thereof to the Purchaser prior to or at the Closing, in which event the Seller shall also be entitled to seek its direct, actual damages against the Purchaser for such default as well as such other relief as may be available at law or in equity. If prior to Closing the Purchaser defaults in any of its obligations, representations or warranties hereunder, whether or not such obligation, representation or warranty survives Closing, and such default is not disclosed to or actually known by the Seller at or prior to Closing, then the Seller may seek recovery of all of its direct, actual damages incurred as a result of the Purchaser's default (subject to any applicable limitations set forth in Section 11.2) as well as such other relief as may be available at law or in equity, and the Seller will not be deemed to have waived its right to sue for damages by having closed this transaction even though the accuracy of representations and warranties was a condition precedent to the Seller's obligation to close.


12.3 Arbitration. Notwithstanding anything set forth herein to the contrary, all claims and disputes between the parties arising after the Closing hereunder shall be subject to resolution by binding arbitration in Delaware before the American Arbitration Association and governed by the Commercial Arbitration Rules then in effect.


12.4 Legal Fees. In the event either party to this Agreement commences legal action of any kind or any arbitration proceeding to enforce the terms and conditions of this Agreement, the prevailing party in such litigation or arbitration will be entitled to collect from the other party all costs, expenses and attorneys' fees incurred in connection with such action or proceeding.


13. Brokers. Each party hereby represents and warrants to the other that it has not engaged, dealt with or otherwise discussed this transaction with any broker, agent or finder. Each party agrees to indemnify and hold the other harmless from and against any claim arising out of a breach of the foregoing agreement and representation and warranty.

14.      Changes in the Portfolio.


14.1     Pre-Closing.


(a) Addition of New Facilities. Except as set forth below, in the event Magellan, any Subco, or any other subsidiary of Magellan at any time after December 26, 1996, and prior to Closing desires to acquire any additional behavioral healthcare in-patient facilities (the "New Facilities"), which Magellan or such subsidiary intends to own and/or operate in a manner substantially similar to the Facilities, the Purchaser shall have the right to require Magellan or such subsidiary to add such New Facility to the Facilities being acquired hereunder, in which event the Purchase Price shall be increased by the amount actually paid or required to be paid by Magellan or such subsidiary for such New Facility. The foregoing sentence shall not apply to (i) the purchase by Magellan or any subsidiary of Magellan of Parkwood Hospital in Olive Branch, Mississippi, (ii) acquisitions by Green Spring Health Services, Inc., or (iii) acquisitions by Magellan or any subsidiary of Magellan of facilities the primary purpose of which is to provide services pursuant to contracts with federal, state and local governments and governmental agencies, providing health and human services, including behavioral healthcare services, to the mentally retarded, the developmentally disabled, the elderly, persons under the control or supervision of criminal/juvenile justice systems and other designated populations. If the Purchaser does not want to add the New Facility to the Facilities being acquired hereunder, then, subject to compliance with the provisions of other Transaction Documents, Magellan shall be entitled to acquire such New Facility. If Magellan acquires such New Facility, then simultaneously with Closing Magellan shall enter into a management agreement with OpCo covering such New Facility, pursuant to which OpCo shall manage and operate such New Facility in exchange for payment by Magellan to OpCo of OpCo's costs plus a fair market value management fee. Magellan shall negotiate such management fee with OpCo in good faith. If Magellan and OpCo are unable to agree upon a fair market value management fee, then such dispute shall be resolved by appraisal in the manner provided for determining the Fair Market Value of the Franchise (as such terms are defined in the Franchise Agreement), as set forth in Section 4.4 of the Franchise Agreement, except that the term "Qualified Appraiser" used therein, for purposes of determining a fair market value management fee pursuant to this Section 14.1(a), shall mean an appraiser who is not in control of, controlled by or under common control with either the Seller or OpCo and has not been an employee of the Seller or OpCo or any Affiliate (as defined in the Franchise Agreement) of the Seller or OpCo at any time, who is qualified to appraise the fair market value of the management fee and has been actively engaged in the appraisal of assets, rights and businesses, and, to the extent it is reasonably practicable to locate such an appraiser, an appraiser who has been actively engaged in the appraisal of management fee arrangements for healthcare operations, in the state in which the New Facility is located and who has held his or her
                                    - xxxv -
         five (5) years immediately preceding his or her appointment hereunder.


(b) Substitution of Facilities. Magellan shall have the right at any time not later than thirty (30) days prior to Closing to substitute a Comparable Facility (as hereinafter defined) for any Facility it designates (a "Designated Facility"), provided that such substitution will satisfy the Purchaser's requirements related to taxation as a real estate investment trust. The Purchaser may demand, at Magellan's expense, a reasonably acceptable opinion of counsel or private letter ruling from the Internal Revenue Service indicating that the substitution will have no material adverse tax consequences to the Purchaser. As used herein, the term "Comparable Facility" shall mean a facility reasonably acceptable to the Purchaser, operated as the same type of business as the Facilities, with an expected future profitability substantially equivalent to or greater than that of the Designated Facility both immediately prior to such substitution and as reasonably projected over the term of the Facilities Lease, taking into account any relevant factors. Magellan shall pay all costs and expenses incurred in connection with any substitution of facilities, including reasonable attorneys' fees and expenses. After the substitution, a Comparable Facility shall be treated as if it were a Facility under this Agreement.


(c) Closed Facilities. If the Seller elects to close and cease its business operations in one or more Facilities prior to Closing, such closed Facility(ies) shall nevertheless be included in the Facilities to be acquired hereunder, without adjustment in the Purchase Price, and at Closing shall be included among the Collective Leased Properties (as defined in the Facilities Lease) covered by the Facilities Lease, without adjustment to the Rent (as defined in the Facilities Lease) payable thereunder.


14.2 Post-Closing. In the event Magellan, any Subco, or any other subsidiary of Magellan other than Green Spring at any time or from time to time from and after Closing desires to acquire any New Facilities, which Magellan or such subsidiary intends to own and/or operate in a manner substantially similar to the Facilities, the Purchaser shall have a right of first refusal to acquire such New Facility upon the terms and conditions hereinafter set forth. The Purchaser shall have thirty (30) days after receipt from Magellan of a copy of an executed letter of intent with a seller of any such New Facility to notify Magellan of its election to exercise such right of first refusal. The Purchaser's failure so to notify Magellan shall be deemed to be a waiver of the Purchaser's right to exercise its right of first refusal with respect to the New Facility that was the subject of Magellan's notice; however, the Purchaser's failure so to notify Magellan shall not be deemed to be a waiver of any of the Purchaser's rights or remedies under the noncompetition or other provisions of the Transaction Documents or a waiver of its rights with respect to any future New Facility. If the Purchaser elects not to exercise such right of first refusal, Magellan may close and consummate such transaction on substantially the terms as set forth in the letter of intent, subject to compliance with the applicable provisions of the other Transaction Documents. If Magellan acquires any such New Facility, then simultaneously with closing of such acquisition Magellan shall enter into a management agreement with OpCo covering such New Facility, pursuant to which OpCo shall manage and operate such New Facility in exchange for payment by Magellan to OpCo of OpCo's costs plus a fair market value management fee. Magellan shall negotiate such management fee with OpCo in good faith. If Magellan and OpCo are unable to agree upon a fair market value management fee, then such dispute shall be resolved by appraisal in the manner provided for determining the Fair Market Value of the Franchise (as such terms are defined in the Franchise Agreement), as set forth in Section 4.4 of the Franchise Agreement, except that the term "Qualified Appraiser" used therein, for purposes of determining a fair market value management fee pursuant to this Section 14.2, shall have the meaning given such term in Section 14.1(a) hereof. If the Purchaser exercises its right of first refusal, the Purchaser shall be obligated to acquire the New Facility on the terms set forth in the letter of intent; provided, however, that the Purchaser's exercise of such right shall be conditioned upon (1) the Purchaser's and OpCo's execution at or as of the closing of the acquisition of such New Facility of an amendment to the Master Facilities Lease adding such New Facility to the leased premises thereunder and adjusting the rent payable thereunder appropriately (with the rent payable for such New Facility to be determined on the same basis as the rent payable for the Facilities during the initial Lease Year, as defined in the Facilities Lease, escalating on the same basis as the rent payable for the Facilities), and (2) Magellan's and OpCo's execution at or as of the closing of the acquisition of such New Facility of (A) an amendment to the Master Franchise Agreement adding such New Facility to the facilities covered thereby and adjusting the franchise fee payable thereunder appropriately (with the franchise fee payable for such New Facility to be determined on the same basis as the franchise fee payable for the Facilities during the first and second Contract Years (as defined in the Franchise Agreement), escalating on the same basis as the franchise fee payable for the Facilities), and (B) a Subsidiary Franchise Agreement covering such New Facility, upon substantially the same terms and conditions as the Subsidiary Franchise Agreement covering each of the other Facilities. Notwithstanding anything set forth in this Agreement to the contrary, the provisions of this Section
         14.2 shall survive Closing for a period equal to the term of the Facilities Lease, including all extensions and renewals thereof.


15.      Miscellaneous.


15.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors by operation of law and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent may be granted or withheld in such party's sole and absolute discretion. Notwithstanding the foregoing, the Purchaser may assign its rights and obligations hereunder to a wholly owned subsidiary of the

                                    - xl -

         Purchaser or the Purchaser's general partner, provided that in no event shall the Purchaser be released from liability for performance of all of its obligations hereunder.


15.2 Notices. Whenever any notice is required or permitted hereunder, such notice shall be in writing and (a) sent by certified mail, postage prepaid, return receipt requested, (b) given by established overnight commercial courier for delivery on the next business day with delivery charges prepaid or duly charged, (c) personally hand-delivered or (d) sent by facsimile transmission with confirmation of receipt received, to the applicable address or facsimile number set forth below:

         As to the Purchaser:    Gerald W. Haddock
                                 President and Chief Executive Officer
                                 Crescent Real Estate Equities, Ltd.
                                 777 Main Street
                                 Suite 2100
                                 Fort Worth, Texas 76102
                                 Facsimile: (817) 878-0429

         with copies to:         David M. Dean, Esq.
                                 Senior Vice President, Law
                                 Crescent Real Estate Equities, Ltd.
                                 777 Main Street
                                 Suite 2100
                                 Fort Worth, Texas 76102
                                 Facsimile: (817) 878-0429

         As to Magellan:         Steve J. Davis, Esq.
                                 Executive Vice President,
                                  Administrative Services and General Counsel
                                 3414 Peachtree Road, N.E.
                                 Suite 1400
                                 Atlanta, Georgia 30326
                                 Facsimile: (404) 814-5793

         with copies to:         Robert W. Miller, Esq.
                                 King & Spalding
                                 191 Peachtree Street
                                 Atlanta, Georgia 30303-1763
                                 Facsimile: (404) 572-5100

                                    - xli -

Notices which are mailed shall be deemed effective upon receipt. Notices which are hand-delivered shall be deemed effective upon tender to a natural person at the address shown. Notices which are delivered by overnight courier shall be deemed given on the next business day after delivery to such courier. Notices which are delivered by facsimile transmission shall be deemed received upon electronic confirmation of delivery.

15.3 Further Assurances. The Seller and the Purchaser agree to execute, acknowledge and deliver any further agreements, documents, certificates or instruments that are reasonably necessary or desirable to carry out the transactions contemplated by this Agreement.


15.4 Amendments; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party or parties against whom enforcement is sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.


15.5 Governing Law; No Rule of Construction. This Agreement and all transactions hereunder shall be governed by the laws of the State of Delaware, without regard to the application of choice of law principles. The rule that an Agreement should be construed against the party drafting it shall not apply to this Agreement because all parties have played a significant role in negotiating and drafting this Agreement.


15.6 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.


15.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.


15.8 Entire Agreement. This Agreement, including all Exhibits and Schedules hereto, together with all of the other Transaction Documents and their respective exhibits and schedules, supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, all of which are null, void and of no further force or effect.


15.9 Time of Essence. Time is of the essence of each and every provision of this Agreement. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of Texas or the State of Georgia then, and in such event, such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

                                   - xlii -

15.10 Severability. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.


15.11 Risk of Loss. All risk of loss to the Facilities occurring prior to the Closing will be on the Seller.


15.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile and will be accepted and considered effective as long as such signatures are followed up with signature pages with original signature within two (2) business days thereafter.


15.13 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AT THE ADDRESS SET FORTH FOR SUCH PARTY IN
         SECTION 15.2 HEREOF; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT SUCH ADDRESS.


15.14 Non-Solicitation. During the Exclusive Period (as hereinafter defined), Magellan shall not, and shall not permit any of its representatives, to offer, negotiate, consummate or solicit (including furnishing any information concerning Magellan's business, properties or other assets) any offer or proposal for a sale and lease-back of any or all of the Facilities, a sale and/or lease of any or all of the Contributed Assets, Purchased Assets, Working Capital Assets or Excluded Assets (to the extent such Excluded Assets are necessary to provide the services to be provided under the Franchise Agreement) except, in the case of the Contributed Assets, Purchased Assets, Working Capital Assets or Excluded Assets (to the extent such Excluded Assets are necessary to provide the services to be provided under the Franchise Agreement), in the ordinary course of business or as otherwise permitted under the OpCo Contribution Agreement, or any other transaction covering any or all of the Facilities, Magellan's acute care psychiatric hospitals, Contributed Assets, Purchased Assets, Working Capital Assets or Excluded Assets (to the extent such Excluded Assets are necessary to provide the services to be provided under the Franchise Agreement) that is proposed to be accomplished in a manner similar to that for the Transactions, unless Magellan shall have received an unsolicited written offer relating to such transaction, from a reputable buyer, which offer, in the written opinion of

                                   - xliii -

         Dean Witter Reynolds Inc., Magellan's financial advisors, appears to be on terms financially superior to those offered by the Transactions and which, in the written opinion of legal counsel to Magellan reasonably acceptable to the Purchaser (which would include King & Spalding, current legal counsel to Magellan), Magellan's Board of Directors is legally obligated to consider by principles of fiduciary duty to stockholders under Delaware Corporation Law. Magellan shall promptly notify the Purchaser in the event it receives any unsolicited offers or proposals. In addition, Magellan agrees to notify all other parties who have expressed an interest in acquiring all of any of the Facilities and/or Operational Assets that Magellan has entered into exclusive negotiations with one party (without identifying the Purchaser) and that such other parties' offers have therefore been rejected, except for any proposals or other expressions of interest which the Board of Directors of Magellan is required to consider by principles of fiduciary duty to stockholders under Delaware Corporation Law. For purposes of this Agreement, the "Exclusive Period" began on December 26, 1996, and shall continue in effect until the earlier of Closing or termination of this Agreement and the other Transaction Documents.


15.15 Confidentiality; Public Announcement. The parties shall maintain in strict confidence all discussions regarding the Transactions, as well as the fact that such discussions have taken and are taking place; provided, however, that each party may disclose such information to its attorneys, consultants, affiliates, directors, officers, employees and representatives, governmental authorities, lenders and any other parties assisting a party to the Transaction Documents in conducting its due diligence investigations. The provisions of this Section will not be applicable to disclosures of information required by applicable law, rule or regulation and will not survive the Closing. Neither of the parties hereto shall issue any press release or make any public announcement of or relating to the Transactions without the prior consent of the other party, except where a public announcement is required by law. Where such announcement is required by law, in the reasonable opinion of counsel to Magellan or the Purchaser, the other party shall be given opportunity to review and comment upon the proposed announcement. It is the intent of the parties to publicly announce the Transactions upon execution of this Agreement and the other Transaction Documents.

                                                      - xliv -

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the dates set forth beneath their respective signatures below.


                                       PURCHASER:

ATTEST:                                CRESCENT REAL ESTATE EQUITIES
                                       LIMITED PARTNERSHIP

                                       By: Crescent Real Estate Equities, Ltd.
                                               a Delaware corporation

By:  _____________________________     By: /s/ Gerald Haddock
                                          -----------------------------------
Name: ____________________________             Gerald Haddock, President and
                                               Chief Executive Officer
Title: ___________________________



                                       SELLER:

                                       MAGELLAN HEALTH SERVICES, INC.

By:  ____________________________      By: /s/ E. M. Crawford
                                          -----------------------------------
Name: __________________________       Name: E. Mac Crawford
Title: ___________________________     Title: Chairman and Chief Executive
                                                 Officer




                                     - xlv -